Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of December 16, 2011, between INTELSAT JACKSON HOLDINGS S.A., a société anonyme existing under the laws of Luxembourg (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), under the indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer and the guarantors party thereto have heretofore executed and delivered an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of September 30, 2010, providing for the issuance of the Issuer’s 7 1/4% Senior Notes due 2020 (the “Original Notes”), in the aggregate principal amount of $1,000,000,000;

WHEREAS, pursuant to Section 9.01(viii) of the Indenture, the Issuer and the Trustee may amend the Indenture and the Notes without notice to or consent of any Holder to make any change that does not adversely affect the rights of any Holder;

WHEREAS, pursuant to Sections 9.01 and 9.06 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Third Supplemental Indenture;

WHEREAS, the Issuer has heretofore delivered or is delivering contemporaneously herewith to the Trustee the Officers’ Certificate and the Opinion of Counsel described in Section 11.04 of the Indenture; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make this Third Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE 1

AMENDMENTS

SECTION 1.01. Amendments to the Indenture.

(a) The preamble to the Indenture is hereby amended by (i) deleting the word “and” immediately preceding clause (c) in the second paragraph and replacing it with a comma and (ii) inserting the following language to the end of the first sentence in the second paragraph:

and (d) if and when issued as permitted by the Securities Act, Notes without the Restricted Notes Legend in exchange for any Initial Notes

(b) Section 2.03 of the Indenture is hereby amended by (i) deleting the word “and” immediately preceding clause (c) and replacing it with a comma and (ii) inserting the following language to the end of the first sentence:

and (d) Notes without the Restricted Notes Legend, as permitted by the Securities Act, in exchange for a like principal amount of Initial Notes

(c) Section 2.2 of Appendix A to the Indenture is hereby amended by adding the following paragraph to the end of subsection (f):

(vii) Upon the issuance of Notes pursuant to clause (d) of the first sentence of Section 2.03 of the Indenture, all requirements pertaining to the Restricted Notes Legend on such Initial Notes shall cease to apply and the requirements that any such Initial Notes be issued in global form shall continue to apply.

SECTION 1.02. Exchange of the Original Note for the New Note. Notwithstanding anything to the contrary in the Indenture or Appendix A to the Indenture, the Original Notes, as of December 16, 2011, shall be exchanged for a like principal amount of Initial Notes that shall no longer bear the Restricted Notes Legend (the “New Notes”) pursuant to a mandatory exchange, which New Notes shall bear the CUSIP number 45824TAC9. Upon presentation by a registered holder of an Original Note to the Trustee, such registered holder shall receive a New Note.

ARTICLE 2

MISCELLANEOUS

SECTION 2.01. Notices. All notices or other communications shall be given as provided in Section 11.02 of the Indenture.

SECTION 2.02. Ratification of Indenture; Third Supplemental Indenture is Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 2.03. GOVERNING LAW. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND FOR THE AVOIDANCE OF DOUBT, THE APPLICABILITY OF ARTICLES 86 TO 94-8 OF THE AMENDED LUXEMBOURG LAW ON COMMERCIAL COMPANIES SHALL BE EXCLUDED.

SECTION 2.04. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

SECTION 2.05. Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.06. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

SECTION 2.07. Defined Terms. As used in this Third Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

INTELSAT JACKSON HOLDINGS S.A.

By:	/s/ Phillip Spector
Name:	Phillip Spector
Title:	Deputy Chairman and Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin Reed
Name:	Martin Reed
Title:	Vice President